Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Wednesday, July 25, 2012	205.326.8421

ENERGEN REPORTS SECOND QUARTER 2012 OPERATING AND FINANCIAL RESULTS

COMPANY IDENTIFIES ADDITIONAL 1,280 POTENTIAL DRILLING LOCATIONS IN PERMIAN BASIN

Highlights

•	2nd quarter (2Q) 2012 earnings adjusted for non-cash items totaled $0.73 per diluted share

•	Approximately 1,300 potential Wolfcamp and Cline drilling locations identified in Midland Basin

•	2Q 2012 oil and natural gas liquids (NGL) production increases 40% year-over-year

•	2Q 2012 Permian Basin production jumps 54% year-over-year

•	Total 2Q 2012 production up 21% year-over-year to 6.1 MMBOE

•	Program’s best 3rd Bone Spring well to-date tested at initial stabilized rate of 2,257 BOED (69% oil)

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its earnings in the three months ended June 30, 2012, totaled $131.3 million, or $1.82 per diluted share. Excluding non-cash mark-to-market gains on certain financial commodity contracts, Energen’s adjusted net income (a non-GAAP measure) totaled $52.8 million, or $0.73 per diluted share. The non-cash gains were $121.5 million ($78.5 million after tax, or $1.09 per diluted share). Earnings in the second quarter of 2011 were $63.3 million, or $0.87 per diluted share. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Significantly lower natural gas and NGL prices together with higher depreciation expense (DD&A) and increased lease operating expense (LOE) more than offset strong production growth in the second quarter of 2012 as compared with the same period a year ago. Energen Resources’ production increased 21 percent year-over-year, including a 46 percent increase in oil production, and the average realized sales price for oil increased 8 percent. The average realized price of natural gas, however, fell 36 percent from the second quarter of 2011, and NGL prices dropped 21 percent.

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $201.2 million and compared with $172.6 million in the prior-year second quarter. Energen’s oil and gas exploration and production company, Energen Resources Corporation, had adjusted EBITDA of $186.4 million in the second quarter of 2012 and $161.5 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Adds 1,280 Wolfcamp, Cline Wells to Midland Basin Potential Drilling Inventory

(See www.energen.com for maps and other associated data).

The pace of drilling in the horizontal Wolfcamp and Cline plays has increased, and more information is now available that supports the viability of these emerging shale plays across much of Energen’s Midland Basin acreage position as well as in Mitchell County, where the company has legacy waterflood operations.

Based on well data and internal evaluations by Energen Resources’ team of geologists and engineers, Energen believes that its current acreage position in the Midland Basin and the Eastern Shelf holds the potential for 860 drilling opportunities in the Upper Wolfcamp and Cline plays as well as 420 potential locations in the middle and lower benches of the thick Wolfcamp shale formation.

Midland Basin	Potential Locations*	Net (Undeveloped) Acres
Upper Wolfcamp	365	60,000
Middle Wolfcamp	250	40,000
Lower Wolfcamp	170	27,000
Cline	495	80,000

TOTAL	1,280

*	Based on 160-acre spacing

Energen is a 20 percent working interest owner in a successful Upper Wolfcamp well in Glasscock County drilled earlier this year by Laredo Petroleum, Inc., which has drilled numerous successful Wolfcamp and Cline wells near Energen Resources’ acreage in Glasscock and Reagan counties.

“Our analysis of public data and additional proprietary data has increased our confidence level that the Upper Wolfcamp and Cline hold significant upside potential for Energen,” said James McManus, Energen’s chairman and chief executive officer. “Clearly this level of inventory could lead to many years of additional drilling and development for us in the Midland Basin. We also are very interested in undertaking a more detailed analysis of the potential that may lie in the lower benches of the Wolfcamp.”

3rd Bone Spring Results Continue to Excel

Energen Resources’ 3rd Bone Spring program continued to generate outstanding well performance in the second quarter on its core acreage east of the Pecos River in Ward, Winkler, and Loving counties in west Texas.

During the second quarter, Energen Resources drilled 13 gross (12 net) 3rd Bone Spring wells. Initial stabilized rates of the 9 gross (8 net) wells tested ranged from 371 BOE per day (37% oil) to 2,257 BOE per day (69% oil), with an average of 1,167 BOE per day (67% oil). At 2,257 BOE per day, the Black Mamba 1-57 #1H well in Loving County has emerged as the company’s top initial performer; the well was tested on a 16/64” choke at a pressure of 3,900 PSI. Initial stabilized rates reflect consistent flow rates after clean-up of stimulation fluid.

For the six new wells in the second quarter with sufficient production history, the 30-day average production rate was 895 BOE per day (65% oil).

Through the first six months of 2012, Energen Resources has drilled 24 gross (22 net) wells. The average initial stabilized rate of the 16 gross (15 net) wells tested was 1,104 BOE per day (70% oil). The 13 gross (12 net) wells with sufficient production history generated a 30-day average rate of 772 BOE per day (68% oil).

The initial and 30-day rates of the company’s 2012 3rd Bone Spring wells are outperforming Energen’s model. The company does expect variability among wells, as evidenced by the wide range of initial test rates. Energen expects the average test rates to more closely resemble its model as drilling continues across its core acreage position in the Delaware Basin, east of the Pecos River.

Energen Resources’ plans call for drilling 45 gross (43 net) horizontal 3rd Bone Spring wells on its core acreage. The company’s targeted cost to drill and complete a well in the 3rd Bone Spring play for the remainder of 2012 is $6.9 million. This drill and complete cost reflects 4,400-foot lateral lengths and 10-11 frac stages.

The estimated ultimate recovery (EUR) of these wells is an average 475,000 BOE per well; the company’s net revenue interest is 75 percent. The estimated product mix is 66 percent oil, 18 percent NGL, and 16 percent dry gas. At $90 per barrel of oil and $4 per Mcf of natural gas, Energen estimates that its 3rd Bone Spring program in 2012 and 2013 will generate a 56 percent before-tax rate of return.

Energen Resources has approximately 82,500 net acres in the Delaware Basin thought to be prospective for 3rd Bone Spring sands; 64,000 of those acres remain undeveloped and represent 400 potential drilling locations on 160-acre spacing. On the east side of the Pecos River only, the company’s core holdings total approximately 30,000 net acres, of which 12,800 remain undeveloped. Energen Resources estimates that it has approximately 80 potential locations remaining to be drilled on 160-acre spacing in this core area.

To test the horizontal Wolfcamp shale potential east of the Pecos River, Energen Resources has drilled one well and plans to drill two more in 2012. Successful results from these wells could prove up the Wolfcamp potential in this region and add substantially to the company’s drilling inventory in the Delaware Basin.

Vertical Wolfberry Wells in Midland Basin Performing to Expectations

Energen Resources’ vertical Wolfberry program in the Midland Basin continues to meet expectations. Through June 30, 2012, Energen Resources drilled 71 gross (69 net) Wolfberry wells and plans to utilize 8-10 rigs to drill a total of 177 gross (170 net) wells with 6-8 frac stages in 2012 at an estimated drill-and-complete cost of $2.3 million per well.

In the first six months of 2012, Energen Resources completed and tested 81 gross (78 net) wells, and the average initial stabilized rate of these wells was 85 BOE per day (74% oil); the average 30-day rate was 69 BOE per day (77 percent oil).

Wolfberry average EURs are 155,000 BOE per well; the company’s net revenue interest is 75 percent. The estimated product mix is 61 percent oil, 23 percent NGL, and 16 percent dry gas. At $90 per barrel of oil and $4 per Mcf of natural gas, Energen estimates that its vertical Wolfberry program over the next several years will generate a 26 percent before-tax rate of return.

Energen Resources has approximately 58,000 net acres in the Midland Basin that are prospective for the vertical Wolfberry play; approximately 32,000 net acres remain undeveloped. Based on 40-acre spacing, Energen Resources estimates that it has 800 potential locations remaining to be drilled; 20-acre downspacing could add another 665 locations.

2012 Production, Capital, and Other Guidance

Energen today reaffirmed its guidance range for 2012 after-tax cash flows of $795-$824 million on a consolidated basis, with Energen Resources’ estimated after-tax cash flows remaining $694-$723 million in 2012.

Energen Resources also reaffirmed its estimated 2012 production of 24.5 MMBOE. Wolfberry production has been revised downward 0.2 MMBOE largely due to size-constraints of the company’s current gathering system; work to correct the issue is under way and expected to be completed by year end.

Consolidated capital spending in 2012 is estimated to be approximately $1.1 billion, up $50 million from the previous estimate largely due to additional investment in the Permian Basin for revised project plans (including Wolfcamp test wells in the Delaware Basin), increased working interests in certain wells, additional facilities, and increased costs. Energen Resources’ non-acquisition capital is estimated to be $1.0 billion, and Alagasco’s capital expenditures in 2012 are expected to remain approximately $70 million.

Estimated 2012 Production and Capital (excluding acquisitions)

Area	Production (MMBOE)	Capital ($MM)	# Net Wells Drilled
Permian Basin - Midland
Wolfberry	3.9	$450	170
Permian Basin - Delaware
3rd Bone Spring	3.0	$345	43
Wolfcamp	—	$35	3
Waterflood/Conventional*	5.0	$145	119
San Juan Basin/Other	12.6	$45	7

*	Includes producers and injections

Production (MMBOE)

Commodity	2012e	2011	Change
Oil	9.0	6.3	43%
NGL	2.8	2.2	27%
Natural Gas	12.7	12.0	6%

Total	24.5	20.5	20%

Energen’s estimated exploration and production expenses per BOE in 2012 are:

Lease Operating Expense
Base, marketing, and transportation	$9.30
Production taxes	$2.35
DD&A expense*	$15.95
Unidentified exploration expense	$1.00
General & Administrative expense, net	$2.75
Interest expense	$2.00

*	Excludes the non-cash impairment of East Texas natural gas properties in the first quarter of 2012

Approximately 71 percent of the company’s total estimated production for the remainder of 2012 is hedged, including recent additions to its natural gas hedge position. Assumed prices applicable to Energen’s unhedged oil and natural gas volumes for the remainder of the year remain unchanged at $95 per barrel and $3 per Mcf; the assumed price for unhedged NGL production was revised downward to $0.90 per gallon.

Energen Resources’ hedge position for the remainder of 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Oil	3.6 MMBO	4.9 MMBO	74%	$88.82
NGL	30.0 MMgal	64.5 MMgal	46%	$0.98
Natural Gas	28.2 Bcf	37.7 Bcf	75%	$4.27

NOTE: Reflects known actuals

Energen Resources’ oil and natural gas hedge positions by hedge type for 2012 are as follows:

Oil Hedges	Volumes	Assumed Differentials	NYMEXe Price
Sour Oil (WTS)	1,523 MBO	$3.50 per barrel	$83.62 per barrel
NYMEX	2,090 MBO	—	$92.62 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	18.5 Bcf	$0.20 per Mcf	$4.34 per Mcf
Permian Basin	3.0 Bcf	$0.17 per Mcf	$3.06 per Mcf
NYMEX	6.7 Bcf	—	$4.62 per Mcf

NOTE: Reflects known actuals

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable.

In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and can cause non-cash earnings volatility.

Sensitivity of 2012 Cash Flows to Changes in Commodity Prices

Changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2012 cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $3.00 represents an estimated net impact of $250,000.

•	Every $1.00 change in the average NYMEX price of oil from $95 per barrel represents an estimated net impact of $600,000.

•	Every 1-cent change in the average price of liquids from $0.90 per gallon represents an estimated net impact of approximately $150,000.

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $360 million in 2012.

SECOND QUARTER FINANCIAL RESULTS

EXPLORATION & PRODUCTION

Excluding the non-cash mark-to-market gain on certain financial commodity contracts, Energen Resources’ adjusted second quarter net income (a non-GAAP measure) totaled $53.2 million in 2012 as compared with $63.1 million in the same period in 2011. [See “Non-GAAP Financial Measures” for explanation and reconciliation.] Energen Resources’ production increased 21 percent year-over-year, including a 40 percent increase in oil and NGL production, and the average realized sales price for oil increased 8 percent. The unit’s decrease in net income over the prior-year quarter was driven largely by lower natural gas and NGL prices, increased DD&A expense, and higher LOE.

Average Realized Sales Prices

Commodity	2Q12	2Q11	Change
Oil (per barrel)	$85.70	$79.24	8.2%
NGL (per gallon)	$0.75	$0.95	(21.1)%
Natural Gas (per Mcf)	$3.55	$5.51	(35.6)%

Production

Commodity	2Q12	2Q11	Change
Oil (MBO)	2,195	1,501	46.2%
NGL (MMgal)	27.8	22.6	23.0%
Natural Gas (Bcf)	19.3	17.8	8.4%

Total (MBOE)	6,069	5,002	21.3%

Production by Area (MBOE)

Area	2Q12	2Q11	Change
Permian Basin	2,814	1,832	53.6%
San Juan Basin	2,493	2,430	2.6%
Other	762	740	3.0%

Permian Basin production in the second quarter of 2012 increased year-over-year by 54 percent largely due to the company’s 2011 Wolfberry acquisitions and associated development, increased 3rd Bone Spring development in the Delaware Basin, and greater non-operated production. Slight volumetric increases in production in the company’s natural gas regions reflected the company’s capital investment focus in its Permian Basin oil properties.

Total LOE per unit in the second quarter of 2012 decreased approximately 9 percent from the same period last year to $11.86 per BOE. Base LOE and marketing and transportation expenses decreased almost 5 percent to $9.69 per BOE. Commodity price-driven production taxes declined approximately 23 percent on a per-unit basis.

DD&A expense per unit in the second quarter of 2012 increased approximately 36 percent from the same period last year to $14.90 per BOE; this increase generally reflects year-over-year increases in development costs and production.

Per-unit net G&A expense decreased approximately 8 percent in the second quarter of 2012 to $2.77 per BOE.

ALAGASCO

Energen’s natural gas utility generated net income of $0.3 million in the second quarter of 2012 and 2011.

YTD FINANCIAL RESULTS

CONSOLIDATED

In the first six months of 2012, Energen’s net income totaled $188.7 million, or $2.61 per diluted share. Excluding non-cash items, adjusted net income (a non-GAAP measure) totaled $149.9 million, or $2.07 per diluted share. These non-cash items were mark-to-market revenue gains on certain financial commodity contracts of $80.8 million ($52.2 million after tax, or 73 cents per diluted share) and a commodity price-related write-down of natural gas properties in East Texas of $21.5 million ($13.4 million after tax, or 19 cents per diluted share). Prior-year results totaled $157.6 million, or $2.18 per diluted share. [See “Non-GAAP Financial Measures” for explanation and reconciliation.]

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $464.0 million in the year-to-date period ended June 30, 2012, and compared with $394.8 million in same period last year. Energen’s oil and gas exploration and production company, Energen Resources’ adjusted year-to-date 2012 EBITDA of $359.6 million and $298.3 million in the same period a year ago. See “Non-GAAP Financial Measures” for more information and reconciliation.

EXPLORATION & PRODUCTION

Excluding non-cash items, Energen Resources’ adjusted year-to-date net income totaled $102.4 million in 2012 as compared with $112.8 million in the same period in 2011. Energen Resources’ production increased 22 percent year-over-year, including a 40 percent increase in oil and NGL production, and the average realized sales price for oil increased 10 percent. The unit’s decreased net income over the same period last year was driven largely by lower natural gas and NGL prices, increased DD&A expense, and higher LOE.

Average Realized Sales Prices, January-June

Commodity	YTD12	YTD11	Change
Oil (per barrel)	$85.43	$77.55	10.2%
NGL (per gallon)	$0.81	$0.92	(12.0)%
Natural Gas (per Mcf)	$3.75	$5.51	(31.9)%

Production, January-June

Commodity	YTD12	YTD11	Change
Oil (MBO)	4,148	2,865	44.8%
NGL (MMgal)	53.8	42.3	27.2%
Natural Gas (Bcf)	38.4	35.1	9.3%

Total (MBOE)	11,824	9,725	21.6%

Production by Area, January-June (MBOE)

Area	YTD12	YTD11	Change
Permian Basin	5,304	3,472	52.8%
San Juan Basin	4,992	4,772	4.6%
Other	1,528	1,481	3.2%

Permian Basin production in the first six months of 2012 increased year-over-year by 53 percent largely due to the company’s 2011 Wolfberry acquisitions and associated development, increased 3rd Bone Spring development in the Delaware Basin, and greater non-operated production. Slight volumetric increases in production in the company’s natural gas regions reflected the company’s capital investment focus in its Permian Basin oil properties.

Total LOE per unit in the first six months of 2012 decreased approximately 5 percent from the same period last year to $12.07 per BOE. Base LOE and marketing and transportation expenses decreased almost 3 percent to $9.76 per BOE. Commodity price-driven production taxes declined approximately 15 percent on a per-unit basis.

DD&A expense per unit in the first six months of 2012 increased 36 percent from the same period last year to $14.68 per BOE; this increase generally reflects year-over-year increases in development costs and production.

Per-unit net G&A expense decreased approximately 16 percent in the first six months of 2012 to $2.94 per BOE.

ALAGASCO

Alagasco generated net income of $47.2 million in the first six months of 2012; the $2.8 million increase from the same period last year reflects the utility’s ability to earn on a higher level of equity representing investment in utility plant.

ENERGEN MAINTAINS STRONG HEDGE POSITIONS THROUGH 2014

Energen Resources has hedges in place through 2014 to help protect its future cash flows from commodity price volatility. The company’s current hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Oil	8.1 MMBO	10.0-10.5 MMBO	$90.52 per barrel
NGL	44.5 MMgal	126.0-147.0 MMgal	$1.02 per gallon
Natural Gas	50.0 Bcf	72.0-78.0 Bcf	$4.74 per Mcf

Energen Resources’ oil and natural gas hedge positions by hedge type for 2013 are as follows:

Oil Hedges	Volumes	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2.8 MMBO	$3.00 per barrel	$85.34 per barrel
NYMEX	5.3 MMBO	—	$93.20 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	32.8 Bcf	$0.30 per Mcf	$4.86 per Mcf
Permian Basin	4.6 Bcf	$0.20 per Mcf	$3.65 per Mcf
NYMEX	12.7 Bcf	—	$4.82 per Mcf

Energen Resources’ 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	7.9 MMBO	$92.70 per barrel
Natural Gas	40.9 Bcf	$4.78 per Mcf

Energen Resources’ natural gas hedge positions by hedge type for 2014 are as follows:

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	25.7 Bcf	$0.30 per Mcf	$5.02 per Mcf
Permian Basin	4.6 Bcf	$0.20 per Mcf	$3.99 per Mcf
NYMEX	10.6 Bcf	—	$4.55 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen will hold its quarterly conference call Thursday, July 26, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-821-5457. Maps and other graphical information to be referenced during the conference call may be accessed from Energen’s Home Page at www.energen.com. A live audio Webcast of the program as well as a replay also may be accessed through Energen’s Web site.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 950 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

  FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.